Exhibit 3.1
AMENDED ARTICLES OF INCORPORATION
OF
MORGAN’S FOODS, INC.

FIRST:	The name of said corporation shall be Morgan’s Foods, Inc.

SECOND:	The place in the State of Ohio where its principal office is located is the City of Beachwood, Cuyahoga County.

THIRD:	The purposes for which the corporation is formed are:
               (a) To purchase, sell, slaughter and otherwise deal in or with cattle, hogs, sheep and any and all other livestock, and to prepare, pack, preserve, purchase, sell and deal in or with meats, meat products, and any and all other products which may be derived or produced from slaughtered livestock;
               (b) To manufacture, produce, purchase, sell and deal in or with foods, foodstuffs, provisions, beverages, and dairy products of every kind;
               (c) To manufacture, develop, construct, purchase or otherwise acquire, hold, operate, lease, sell, assign and transfer, exchange or otherwise dispose of, and to invest, trade, deal in or deal with goods, wares and merchandise and personal property of every kind and description;
               (d) To purchase, acquire, hold, mortgage, pledge, hypothecate, loan money upon, exchange, sell, lease and otherwise deal in or deal with personal property and real property of every kind, character and description whatsoever and wheresoever situated, and any interest therein;
               (e) To acquire all or any part of the good will, rights, property and business of any corporation, association, partnership, firm, trustee, syndicate, combination, organization, other entity, or individual, domestic or foreign, heretofore or hereafter engaged in any business, similar to the business of the corporation or otherwise; and to pay for the same in cash or in shares or obligations of the corporation or otherwise; and to hold, utilize, enjoy and in any manner dispose of the whole or any part of the rights and property so acquired, and to assume in connection therewith any liabilities of any such corporation, association, partnership, firm, trustee, syndicate, combination, organization, individual or other entity, domestic or foreign; and to conduct in the State of Ohio and/or in any other state, territory, locality or country the whole or any part of the business thus acquired, provided such business is not prohibited by the laws of the State of Ohio;
               (f) In general, to do any and all things herein set forth and in addition such other acts and things as are incident or conducive to the attainment of the purposes of this corporation, or any of them; and
               (g) To carry on any lawful business whatever in connection with the foregoing purposes, or which is calculated, directly or indirectly, to promote the interests of the corporation, or to enhance the value of its properties, and to do any and all other things, and to exercise any and all rights, powers and privileges which a co-partnership or natural person could do or exercise, and which are now, or may hereafter be, conferred upon corporations by the laws of Ohio, and to do any and all things, whatever, necessary, convenient, appropriate or incidental, which tend to further and accomplish the foregoing purposes.
     The objects and purposes specified in the foregoing clauses of this Article Third shall be construed both as objects and powers and shall, except where otherwise expressed, be in nowise limited or restricted by reference to or inference from, the terms of any other clause in this Article Third or elsewhere in these Amended Articles of Incorporation, but the objects and purposes specified in each of the foregoing clauses of this Article Third shall be regarded as independent objects and purposes and shall not be held to limit or restrict in any way the general powers of the corporation to do any act permitted by the laws of the State of Ohio.
FOURTH: Section 1. Authorized Shares. The aggregate number of shares which the corporation shall have authority to issue is 26,000,000 shares, consisting of 25,000,000 Common Shares, without par value, and 1,000,000 Preferred Shares, without par value.
                 Section 2. Preferred Shares. The board of directors is authorized at any time, and from time to time, to provide for the issuance of Preferred Shares in one or more series, and to determine the designations, preferences, limitations and relative or other rights of the Preferred Shares or any series thereof. For each series, the board of directors shall determine, by resolution or resolutions adopted prior to the issuance of any shares thereof, the designations, preferences, limitations and relative or other rights thereof, including, but not limited to, the following relative rights and preferences, as to which there may be variations among different series:
                 (a) the division of such shares into series and the designation and authorized number of shares of each series;
                 (b) the dividend rate;
                 (c) the dates of payment of dividends and the dates from which they are cumulative;
                 (d) liquidation price;
                 (e) redemption rights and price;
                 (f) sinking fund requirements;
                 (g) conversion rights; and
                 (h) restrictions on the issuance of such shares.
                 Prior to the issuance of any shares of the series, but after adoption by the board of directors of the resolution establishing such series, the appropriate officers of the corporation shall file such documents with the State of Ohio as may be required by law including, without limitation, an amendment to these Amended Articles of Incorporation.
                 Each holder of record of Preferred shares shall be entitled to one (1) vote for each share registered in his name on the books of the corporation, voting together with the Common Shares and not as a separate class. Except as herein otherwise provided, in case of any action by the corporation in respect of which the affirmation vote or consent of a designated proportion of the shares of each class shall be required by law or the provisions hereof, the Preferred Shares shall vote or consent as a single class irrespective of series.
     Section 3. Common Shares. Each holder of record of Common Shares shall be entitled to one (1) vote for each Common Share registered in his name on the books of the corporation, voting together with the Preferred Shares and not as a separate class.
     Section 4. Authority of Board of Directors. All or any Common Shares now or hereafter authorized may be issued or agreed to be issued from time to time for such amount or amounts of consideration (including, without limitation, the pries or rates at which, and the terms, provisions and conditions upon which, the same may be issued, or agreed to be issued, upon the conversion of, or in exchange for, Preferred Shares, or on options to purchase or subscribe for such shares) as may be fixed from time to time by the board of directors. The board of directors in its discretion may fix different amounts and kinds of consideration for the issuance of Common Shares, whether issued at the same or different times, and may determine that only a part or proportion of the amount or amounts of consideration which shall be received by the corporation shall be stated capital. Any and all common Shares so issued, the consideration for which, as fixed by the board of directors, has been paid or delivered or is in the possession of the corporation upon issuance of such shares or upon the conversion of, or in exchange for Preferred Shares, or other securities of the corporation shall be fully paid and nonassessable.
FIFTH: No holder of shares of the corporation of any class shall have any preemptive right to subscribe for or purchase shares of any class, now or hereafter authorized, or to subscribe for or purchase securities convertible into or exchangeable for shares of the corporation or to which shall be attached or appertain any warrants or rights entitling the holder thereof to subscribe for or purchase shares, except such rights of subscription or purchase, if any, at such price or prices and upon such terms and conditions as the board of directors in its discretion from time to time may determine.
SIXTH: The corporation may from time to time, pursuant to authorization by the board of directors and without action by shareholders, purchase or otherwise acquire outstanding shares of the corporation of any class or classes in such manner, upon such terms, for such considerations and in such amounts as the board of directors shall determine.
SEVENTH: These Amended Articles of Incorporation supersede and take the place of the existing Amended Articles of Incorporation and all amendments thereto.